EXHIBIT 10.1

                              RETIREMENT AGREEMENT
                              --------------------

     THIS AGREEMENT, by and between DAVID FREEDMAN, having a home address of 40 North Seventh Avenue, Highland Park, New Jersey 08904 ("Mr. Freedman"), and NEW BRUNSWICK SCIENTIFIC CO., INC., having a principal office address located at 44 Talmadge Road, P.O. Box 4005, Edison, New Jersey 08818-4005 ("New Brunswick Scientific" or the "Company").

     WHEREAS, Mr. Freedman is a founder, an executive employee and currently is a director and Chairman of the Board of Directors, Chairman of the Executive Committee, and Chairman of the Innovation and Technology Committee; WHEREAS, in furtherance of his stated intentions, Mr. Freedman agrees to retire from the employ of New Brunswick Scientific effective December 31, 2006; (the "Retirement Date");

WHEREAS, New Brunswick Scientific desires to provide Mr. Freedman with certain benefits in excess of those which Mr. Freedman would be entitled to receive in the absence of an agreement between the parties in recognition of his half-century of contributions to the Company, including identifying the need for scientific equipment for the use in researching, manufacturing and replicating microbiological organisms and his unstinting dedication to the design and improvement of such equipment;

WHEREAS, Mr. Freedman and New Brunswick Scientific hereby mutually agree that any and all issues concerning Mr. Freedman's employment with New Brunswick Scientific, and its termination due to Mr. Freedman's retirement, shall be addressed in accordance with the terms of this Retirement Agreement ("Agreement");

WHEREAS, Mr. Freedman has been afforded a reasonable opportunity to review and consider this Agreement as more specifically set forth below; and

WHEREAS, Mr. Freedman has been advised of his right to consult with independent legal counsel of his choice regarding the execution of this Agreement.

NOW, THEREFORE, Mr. Freedman and New Brunswick Scientific, for the good and sufficient consideration set forth below, hereby agree as follows:

1. In recognition of his founding of the Company, including his vision of the need for advanced scientific equipment for the pharmaceutical and biotech industries, and of his years of service on behalf of the Company, New Brunswick Scientific shall pay to Mr. Freedman a bonus ("Recognition Bonus") of Three Hundred and Ninety Six Thousand Dollars ($396,000.00). This Recognition Bonus shall be paid to Mr. Freedman less all applicable federal, state and local tax and other proper withholdings, and shall be paid to Mr. Freedman as soon as administratively practicable following Mr. Freedman's Retirement Date; provided, however that Mr. Freedman's Recognition Bonus shall in no event be paid later than March 31, 2007.

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2.     Mr. Freedman shall remain eligible to receive a performance-based bonus for 2006 calendar year, subject to his attainment of the financial goals and other parameters for the payment of same as in effect under the applicable bonus program immediately prior to Mr. Freedman's Retirement Date. In the event that a performance-based bonus for the 2006 calendar year is attained by Mr. Freedman, such bonus shall be paid to him in accordance with the applicable terms of said bonus program. This performance-based bonus is in addition to the Recognition Bonus provided for in Section "1" above.

     Further upon retirement, Mr. Freedman shall be entitled to receive $35,562 as payment for accrued vacation days not used by him prior to his Retirement Date. In addition, the split dollar life insurance arrangement which was previously implemented for the benefit of Mr. Freedman shall remain in effect through Mr. Freedman's Retirement Date and thereafter, subject to the provisions of the split dollar life insurance agreement.

3. To assist in the transition of the management of New Brunswick Scientific, the Company agrees to offer Mr. Freedman a consulting arrangement, whereby Mr. Freedman will be retained by New Brunswick Scientific to provide the Company with certain consulting services for a specified period of time following his Retirement Date. The terms and conditions of such consulting arrangement shall be the subject of a mutually agreeable consulting agreement by and between Mr. Freedman and New Brunswick Scientific.

4. Mr. Freedman, in addition to having held the position of Chief Executive Officer of New Brunswick Scientific through his Retirement Date, has served and continues to serve as Chairman of the Board of Directors, having previously been elected by the Company's shareholders to a three (3) year term ending at the Annual Meeting of the Company in 2008. In order to provide the Company with Mr. Freedman's guidance and insight, New Brunswick Scientific desires and Mr. Freedman has agreed that he shall currently continue to serve as Chairman of the Board of Directors. In addition, the Company has requested and Mr. Freedman has agreed to currently continue to serve as the Chairman of the Company's

Innovation and Technology Committee. Mr. Freedman will receive fees for his services as set by the Board of Directors for service in those positions, currently $40,000.00 annually for non-executive Chairman and $7,500.00 annually for Chairman of the Innovative and Technology Committee.

5. Mr. Freedman shall, on or prior to his Retirement Date, have the right, but not the obligation, to purchase for net book value the automobile that had been provided to Mr. Freedman as Chief Executive Officer. If Mr. Freedman elects to purchase this automobile, it shall be purchased as is, where is and without any express or implied warranty of fitness, merchantability or otherwise concerning its condition. Mr. Freedman acknowledges and agrees that the difference between the purchase price of the automobile and its fair market value, if any, shall be reported as ordinary taxable compensation income to him for the calendar year in which the sale of the automobile to Mr. Freedman occurs.

6. Mr. Freedman understands and agrees that the benefits specified in Sections "1", "3", "4" and "5" above are being offered to him in recognition of his commitment to the Company during

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his  many  years of service, and that his receipt of those benefits is dependent upon his execution of this Agreement. The benefits payable under the terms of this Agreement represent all monies and other benefits payable to Mr. Freedman as a result of his retirement from the employ of New Brunswick Scientific, with the exception of: (i) any benefits payable to him (or his designated beneficiary) under the terms of any tax-qualified retirement plan sponsored by the Company; and (ii) any amounts payable by New Brunswick Scientific to or on behalf of Mr. Freedman as a result of its indemnification of him from any claims associated with his employment with the Company or service as a director thereof.

7. In exchange for the benefits to be provided pursuant to Sections "1", "3", "4" and "5" above, Mr. Freedman, of his own free will, voluntarily releases and forever discharges New Brunswick Scientific, its subsidiaries, divisions or affiliates, and/or any of its current and/or former officers, Board members, employees, agents, successors and assigns, both individually and in their official capacities with New Brunswick Scientific, of and from any and all actions or causes of action, suits, claims, charges, complaints, contracts, demands for damages, agreements and promises, whatsoever, in law or equity, however arising and whether known or unknown, against New Brunswick Scientific and/or any of the above referenced individual(s) or entities, which Mr. Freedman, his heirs, executors, administrators, successors, and assigns may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, including, but not limited to any and all matters arising out of his employment with New Brunswick Scientific, the cessation of said employment, and including, but not limited to, any claims for salary, bonuses, severance or separation pay, expenses, vacation pay or any benefits payable under any retirement plan or similar arrangement sponsored by the Company, other than routine claims for benefits payable under any retirement plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment or discrimination based upon race, color, national origin, ancestry, religion, martial status, sex, sexual orientation, citizenship status, pregnancy, medical condition or disability, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, Section 1981 of the Civil Rights Act or any other federal, state, or local law prohibiting discrimination in employment; any claims of age discrimination under the Age Discrimination in Employment Act of 1967, or under any other federal, state, or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees, or other expenses, including attorneys' fees; and all claims under any other federal, state, or local law relating to employment. This includes a waiver of all claims that Mr. Freedman knows about, and any and all claims that he may not know about.

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8.     As a condition of this Agreement, Mr. Freedman agrees not to seek reinstatement or reemployment with New Brunswick Scientific in his prior capacity or otherwise; provided, however that nothing in this Agreement shall preclude Mr. Freedman from serving as an independent consultant to the Company, a member of its Board or any committee thereof.

     9. As soon as administratively practicable prior to his Retirement Date, Mr. Freedman agrees to return to New Brunswick Scientific all property of the Company which is in his possession, other than materials reasonably necessary for him to: (i) provide consulting services under the consulting agreement referenced in Section "3" of this Agreement; or (ii) complete his duties as Chairman of the Board of Directors and/or Chairman of the Innovation and Technology Committee, as provided in Section "4" of this Agreement. As of the date that Mr. Freedman ceases to be a consultant of the Company, or hold either of the above referenced chair positions, he shall return all remaining property of New Brunswick Scientific to the Company.

     In addition, and in anticipation of his Retirement Date, Mr. Freedman agrees to cooperate with the Company to take all reasonable steps necessary to transfer his authority to handle certain Company administrative and operative matters to the appropriate successor New Brunswick Scientific personnel.

     10. Except as required by law, Mr. Freedman agrees not to divulge any trade secrets or other Confidential Information obtained by him during his employment with New Brunswick Scientific or otherwise. Such Confidential Information includes, but is not limited to: (1) client lists, accounts, and agreements; (2) sales information and strategies; (3) financial information of New Brunswick Scientific, any client or perspective client thereof, or any related entity; (4) confidential client information of any kind and form; (5) business development plans, information and strategies; (6) marketing information, strategies and plans; (7) pending or current projects and/or proposals of any kind; (8) proprietary processes and models, including, but not limited to, financial models and spreadsheets, projection processes and assumptions, proprietary software and other computer programs, reporting processes, historical proprietary data, calculations, projections, or other similar materials; and (9) technological data and prototypes. The term "Confidential Information", for purposes of this Agreement, does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, or (ii) becomes available to the relevant party on a nonconfidential basis.Confidential Information shall include the above referenced information whether communicated to Consultant either orally, visually, in writing, or through electronic transmission.

11. This Agreement supersedes any and all prior agreements concerning the subject matter hereof between New Brunswick Scientific and Mr. Freedman and may not be modified, altered or changed except in writing, which shall be valid only if signed by both an authorized officer of New Brunswick Scientific or a member of its Board and by Mr. Freedman.

12. Mr. Freedman agrees not to make any disparaging statements, directly or indirectly, about New Brunswick Scientific, its subsidiaries, divisions or affiliates, and/or any of its current and/or former officers, board members, employees, agents, successors and assigns, either individually or in their official capacities with New Brunswick Scientific.

13. New Brunswick Scientific agrees not to make any disparaging statements directly or indirectly about Mr. Freedman, either individually or in his capacity as a former New Brunswick Scientific employee.

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14.     Mr. Freedman represents that he has not caused or permitted to be filed, and shall not cause or permit to be filed, any charge, complaint or action before any federal, state or local administrative agency or court against New Brunswick Scientific, its subsidiaries, affiliates, successors, assigns, officers, directors, employees or agents and that no such charge, complaint or action exists.

15. Mr. Freedman represents and warrants that he has been advised by New Brunswick Scientific of his right to consult with independent legal counsel before signing this Agreement and that he has executed this Agreement after having the opportunity to consider its terms for at least twenty-one (21) days. Mr. Freedman further represents and warrants that he has read this Agreement carefully, that he fully understands its terms, and that he is signing it voluntarily and of his own free will.

16. This Agreement shall not become effective until the twenty-first (21st) day following the day on which Mr. Freedman signs it, and he may, at any time prior to that effective date, revoke this Agreement by giving written notice of such revocation to the Chief Executive Officer of the Company at New Brunswick Scientific's principal offices at the address indicated above.

17. The offer contained in this Agreement shall be withdrawn by its terms without notice to Employee if it is not executed by same, signed by a witness to his signature, and delivered to Thomas Bocchino at the principal office of New Brunswick Scientific at the address listed above as of the date which is thirty
(30) days from the date on which it is initially delivered to Mr. Freedman.

     IN WITNESS WHEREOF, the parties hereto voluntarily and knowingly execute this Retirement Agreement on this 12 day of December, 2006.

ATTEST:                               NEW  BRUNSWICK SCIENTIFIC CO., INC.


  /s/  Ernest  Gross      12/12/06     By:  /s/  Peter  A.  Schkeeper
  ------------------      --------          -------------------------
                          Dated             Lead Independent Director


  /s/  Dr.  David  Pramer 11/29/06          /s/  David  Freedman
  ----------------------- --------     --------------------
  Witness                 Dated             DAVID  FREEDMAN

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